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                                                              Exhibit 23.1

                      Consent of Independent Auditors

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4 No. 333-XXXXX) and related Prospectus of Jefferson Smurfit Corporation (U.S.) for the registration of $700,000,000 of 8-1/4 percent Senior Notes due 2012 and to the inclusion therein of our report dated January 29, 2002, (except Note 18, as to which the date is September 30, 2002) with respect to the consolidated financial statements and schedule of JSCE, Inc. for the year ended December 31, 2001 and to the incorporation by reference therein of our report dated January 29, 2002 with the respect to the consolidated financial statements and schedule of JSCE, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2001, filed with the Securities and Exchange Commission.


/s/ ERNST & YOUNG LLP

St. Louis, Missouri
November 21, 2002